UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 26, 2023

ServisFirst Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36452	26-0734029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Woodcrest Place, Birmingham, Alabama	35209
(Address of principal executive offices)	(Zip Code)

(205) 949-0302
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common	SFBS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(c) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On Monday, June 26, 2023, ServisFirst Bancshares, Inc. (the “Company”), announced the appointment of Mr. Kirk Pressley, 57, as Executive Vice President of Strategic Planning at ServisFirst Bank (the “Bank”). The Company’s Board of Directors approved Mr. Pressley’s appointment on June 20, 2023.

Prior to joining ServisFirst Bank, Mr. Pressley started his career as an external auditor focused on financial institutions for two large international public accounting firms. Pressley then served as the Controller for BBVA USA Bancshares, previously BBVA Compass Bancshares, from 2003 to 2015. He most recently held the position of Senior Executive Vice President and CFO of BBVA USA, Houston, Texas, from 2015 to 2021. As EVP of Strategic Planning at ServisFirst Bank, Pressley works along with management to identify current goals and ensure the Bank is prepared to meet the challenges of the industry.

Mr. Pressley does not have any family relationships with any of the Company’s directors or executive officers. Mr. Pressley does not have any arrangement or understanding with any person pursuant to which he was named or selected to be an officer of the Company or the Bank. Mr. Pressley is not a party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Pressley has a base salary of $361,000 and is guaranteed a cash bonus payable in February 2024 equal to thirty percent (30%) of his base salary. Upon his appointment, Mr. Pressley received an equity award of 10,000 shares of restricted stock with a graded vesting period of five years. Mr. Pressley is eligible to participate in other Company benefits, including 401(k), health care and similar plans.

 Mr. Pressley also entered into a Change in Control Agreement, which provides him with certain employment protections for a two-year period following a change in control of the Company (the “Protected Period”). If the Mr. Pressley’s employment is terminated during the Protected Period without Cause or by Mr. Pressley with Good Reason (as those terms are defined in the Change in Control Agreement), he would be entitled to receive, among other benefits: (1) a cash severance payment equal to 2 times the sum of (a) his base salary at the time of termination, and (b) the average cash bonus paid to Mr. Pressley over the prior three years; and (2) a pro-rata bonus for the fiscal year in which the termination occurs. He would also be entitled to receive a lump sum cash payment equal to 18 months’ worth of COBRA premiums, based on Mr. Pressley’s then-current coverage elections. In addition, certain pre-change in control terminations will be deemed to constitute change in control terminations if such terminations occur at the request or direction of a person who has entered into an agreement which would constitute a change in control upon consummation, or in connection with or anticipation of a change in control transaction with such person, subject to certain conditions.

The foregoing summary of the terms of the Change in Control Agreement is subject to, and qualified in its entirety by, the form of Change in Control Agreement, which was filed as Exhibit 10 to the Company’s Current Report on Form 8-K, filed February 25, 2021.

Item 9.01 – Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated June 26, 2023
99.2	Change in Control Agreement (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed February 25, 2021).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

	By:	/s/ Thomas A. Broughton, III
Dated: June 27, 2023		Thomas A. Broughton, III
Chairman, President and Chief Executive Officer